Exhibit 99.1

PRESS RELEASE

For more information, contact: Gerald Woodard, CEO SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS

TAMPA, FL— Monday, November 16, 2009 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for the third quarter ended September 30, 2009.

For the third quarter of 2009, SRI Surgical reported total revenue of $24,120,000, an increase of $161,000 from the third quarter of 2008. The net loss for the third quarter of 2009 was $1,755,000 or $0.27 per basic and diluted common share compared to a net loss of $173,000, or $0.03 per basic and diluted common share reported for the third quarter of 2008. For the first nine months of 2009, SRI Surgical reported total revenue of $72,663,000, a decrease of $378,000 from the first nine months of 2008. Net loss for the first nine months of 2009 was $3,353,000 or $0.52 per basic and diluted common share compared to net loss of $1,857,000 or $0.29 per basic and diluted common share reported for the first nine months of 2008. The third quarter 2009 net loss was primarily due to the Company’s reusable surgical product loss being higher than normal in its Tampa facility, as well as product loss recognized in the third quarter of 2009 for loss incurred but not recorded in prior periods.

Gerald Woodard, Chief Executive Officer said, “While some of our programs have been delayed due to the economy and the uncertainty regarding healthcare reform, we remain confident in our business and the direction we are heading.”

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Gerald Woodard, CEO
SRI Surgical
(813) 891-9550

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$24,120	$23,959	$72,663	$73,041

Cost of revenues	20,026	18,641	58,191	56,832

Gross profit	4,094	5,318	14,472	16,209

Distribution expenses	1,695	1,855	5,011	5,475

Selling and administrative expenses	3,991	3,385	12,480	12,042

Income (loss) from operations	(1,592)	78	(3,019)	(1,308)

Interest expense	151	302	475	832

Other income	(90)	(90)	(276)	(275)

Loss before income taxes	(1,653)	(134)	(3,218)	(1,865)

Income tax expense (benefit)	102	39	135	(8)

Net loss	$(1,755)	$(173)	$(3,353)	$(1,857)

Basic loss per common share	$(0.27)	$(0.03)	$(0.52)	$(0.29)

Weighted average common shares outstanding, basic	6,464	6,387	6,464	6,386

Diluted loss per common share	$(0.27)	$(0.03)	$(0.52)	$(0.29)

Weighted average common shares outstanding, diluted	6,464	6,387	6,464	6,386

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of	As of
	September 30, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents	$328	$484
Accounts receivable, net	12,463	11,200
Inventories, net	3,793	5,727
Prepaid expenses and other assets	2,045	2,271
Reusable surgical products, net	18,770	20,577
Property, plant and equipment, net	27,910	29,487

Total assets	$65,309	$69,746

Notes payable	$6,512	$8,434
Accounts payable	8,537	8,461
Accrued expenses	5,544	5,121
Mortgage payable	4,067	4,228
Bonds payable	520	520

Total liabilities	25,180	26,764

Shareholders’ equity	40,129	42,982

Total liabilities and shareholders’ equity	$65,309	$69,746